Exhibit 99.1

T2 Biosystems Unveils T2Lyme Launch Plans and Provides Additional Business Updates

Anticipates commercial launch of the T2Lyme Panel in the third quarter of 2024

LEXINGTON, Mass., March 20, 2024 (GLOBE NEWSWIRE)— T2 Biosystems, Inc. (NASDAQ:TTOO) (the “Company”), a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, today announced plans for the T2Lyme Panel commercial launch and provided recent business updates.

Recent Highlights

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Announced plans to commercialize the T2Lyme Panel in the third quarter of 2024 as a laboratory developed test (LDT) without the need to be run on the T2Dx® Instrument providing throughput improvements and cost of goods advantages. The Company is currently in discussions with potential LDT partners and plans to provide early Lyme disease results to U.S. reference laboratories nationwide.

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Announced a new publication in Journal of Clinical Microbiology highlighting the clinical benefits and performance of the T2Resistance Panel, including demonstrating high accuracy, faster detection times, and the positive impact of faster test results on clinical interventions.

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Engaged Dr. Robin Robinson as a strategic advisor to aid in commercialization of the T2Biothreat Panel. Dr. Robinson is the former Director of the Biomedical Advanced Research and Development Authority (BARDA) and former Deputy Assistant Secretary for Preparedness and Response (ASPR).

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Received extension from the Nasdaq Hearings Panel to regain compliance with $35 million Market Value of Listed Securities requirement as set forth in Nasdaq Listing Rule 5550(b)(2) on or before May 20, 2024.

“Recently, we have made significant progress on our three corporate priorities that we believe positions us for a strong future. Specifically, the anticipated launch of the T2Lyme Panel in the third quarter, new data validating the clinical benefits of the T2Resistance Panel, and increasing commercial support and U.S. Government engagement on the T2Biothreat Panel each represent potential material growth catalysts,” stated John Sperzel, Chairman and CEO of T2 Biosystems. “We continue to prioritize our Nasdaq listing and advance the review of strategic alternatives which are both intended to increase shareholder value.”

Reiterated 2024 Financial Outlook

The Company continues to expect full year 2024 total sepsis and related product revenue of $10.0 million to $11.0 million, representing growth of 49% to 64%, compared to $6.7 million in 2023. The Company’s 2024 revenue guidance consists entirely of sepsis and related product revenue and does not include potential sales of the T2Lyme Panel or the T2Biothreat Panel.

Webcast and Conference Call Information

The Company’s management team will host a conference call today, March 20, 2024, beginning at 8:30 am ET. Investors interested in listening to the call may do so by dialing 888-506-0062 for domestic callers or 973-528-0011 for International callers and using conference ID 688651 approximately five minutes prior to the start time. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens and antibiotic resistance genes, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, the T2Bacteria® Panel, the T2Candida® Panel, the T2Resistance® Panel, and the T2Biothreat™ Panel, and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including the U.S. T2Resistance Panel, the Candida auris test, and the T2Lyme™ Panel. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the likelihood that the T2Lyme Panel will be launched in the third quarter of 2024, the ability of the Company to provide T2Lyme results to U.S. reference laboratories nationwide, the likelihood that the growing dataset for T2Resistance will be a catalyst for increased adoption in countries where the T2Resistance Panel is currently available for purchase, and the likelihood that increasing commercial support and U.S. Government engagement represents a material future growth catalyst, as well as statements that include the words “expect,” “may,” “should,” “anticipate,” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission, or SEC, on March 31, 2023, and other filings the Company makes with the SEC from time to time, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Philip Trip Taylor, Gilmartin Group

ir@T2Biosystems.com

415-937-5406